Exhibit 99.1

Comverge Announces 2007 First Quarter Financial Results

East Hanover, NJ: May 22, 2007: Comverge, Inc. (NASDAQ: COMV) (“Comverge”) today announced its financial results for the first quarter, ended March 31, 2007.

Deferred revenues at the end of the first quarter were $9.8 million, up from $7.5 million at the end of the first quarter of 2006, an increase of 31%. First quarter revenues for 2007 were $5.7 million, compared to $5.9 million in the first quarter of 2006. Revenues for both periods exclude revenues under our VPC contracts, which are deferred and recognized in the fourth calendar quarter each year.

“I am pleased to report that we started off 2007 with increased market momentum. We were awarded several new or expanded VPC contracts for residential, commercial and industrial demand response programs totaling 149 megawatts of clean capacity.” said Robert M. Chiste, Chairman, President, and CEO of Comverge “Through the trust and confidence shown to us by our utility customers, independent system operators and state utility commissions, Comverge now has almost 500 megawatts of capacity under long-term contract.” Mr. Chiste further stated “Comverge’s demand response programs are a key clean energy component to any utility’s resource plan and we are indeed excited to have the opportunity to bring these cost-effective and environmentally friendly solutions to the industry.”

Net loss for the first quarter of 2007 was $4.5 million or $1.25 per share, compared to a net loss of $2.8 million for the first quarter of 2006, or $0.89 per share. Net loss per share on a pro forma basis was $0.37 for the first quarter of 2007 compared to a net loss of $0.24 for the first quarter of 2006 (see Schedule 4 – Reconciliation of Pro Forma to GAAP Earnings Per Share). Adjusted EBITDA loss for the first quarter of 2007 increased to $4.0 million compared to a loss of $2.6 million for the first quarter of 2006 primarily as a result of an increase in selling, general and administrative costs. Adjusted EBITDA is earnings before interest, taxes, depreciation, amortization, and non-cash stock compensation expense (see Schedule 5 – Reconciliation of Non-GAAP Financial Measure to the Most Directly Comparable GAAP Financial Measure). All share and per share amounts reflect the one-for-two reverse stock split effected as part of our initial public offering.

Pro forma earnings per share have been adjusted for the three months ended March 31, 2007 and March 31, 2006, to give effect to the conversion, on a one-for-one basis as of the beginning of 2006, of all the outstanding convertible preferred shares (which conversion actually took place in connection with our initial public offering in April 2007). We believe the pro forma earnings per share presentation represents a meaningful basis for the comparison of its current results to results during fiscal periods occurring prior to the our initial public offering. A pro forma compared to GAAP earnings per share reconciliation is provided in Schedule 4 below.

Highlights during the first quarter of 2007 include:

•	62 megawatt VPC contract executed with Public Service Company of New Mexico

•	57 megawatt Commercial & Industrial VPC contract executed with Pacific Gas & Electric

•	30 megawatt VPC contract expansion with San Diego Gas & Electric

•	369 megawatts under contract compared to 220 megawatts at the end of 2006

•	189 megawatts of capacity installed compared to 175 megawatts at the end of 2006

•	$195 million in estimated future payments to be received from long-term contracts

•	$40 million credit facility with GE Capital to fund VPC capital expenditures

•	Smart Grid Solutions group entered into a long term contract with an existing customer for $4 million in hardware purchases

As of March 31, 2007, our VPC contracts represented potential capacity of 369 megawatts, an increase of 149 megawatts, or 68% from the first quarter of 2006. Of this amount, we had built out 189 megawatts of capacity compared to 109 megawatts as of March 31, 2006, an increase of 73%. As of March 31, 2007, we anticipate $195 million of future payments from long- term contracts through 2017. As of the end of the fiscal first quarter, our backlog of contracted revenues expected to be recognized in the remainder of 2007 was $29.3 million.

In April 2007, we completed our initial public offering of 5.3 million shares of common stock at $18 per share. After IPO fees, commissions and expenses, Comverge had net proceeds of $86.1 million. Those proceeds combined with the $40 million GE Capital financing provide us with over $125 million to grow our business and pursue strategic acquisitions.

In May 2007, we announced another contract award for 126 megawatts with Nevada Power Company bringing our total potential capacity under the VPC contracts to over 495 megawatts. For this contract, Comverge expects to recognize between $25 and $30 million of revenue during 2007 – 2009. Combined with the $195 million of expected future payments from long-term contracts as of March 31, 2007, total expected future payments exceed $220 million as of May 22, 2007.

Members of Comverge’s management will discuss these results in a conference call scheduled for today at 10:00 a.m. EDT. To participate in the conference call, please dial (800) 289-0533 or (913) 981-5525. The public is invited to listen to a live web cast of Comverge’s conference call on the Investor Relations section of our website at www.comverge.com. An audio replay of the conference call will also be made available approximately two hours after the conclusion of the call. The audio replay will remain available until May 30, 2007, at 12:00 a.m. EDT and can be accessed by dialing (888) 203-1112 or (719) 457-0820 and entering passcode 9372734.

Additional financial information can be found in Comverge’s Form 10-Q for the first quarter of 2007, which was filed today with the Securities and Exchange Commission.

About Comverge:

Comverge, Inc. (Nasdaq:COMV) Comverge is a leading clean capacity provider of energy solutions that enhance grid reliability and enable utilities to increase available electric capacity during periods of peak energy demand. Our solutions support national efforts toward nationwide carbon reductions while providing peak capacity on a more cost-effective basis than conventional alternatives. For more information, visit www.comverge.com. “Virtual Peaking Capacity” and “VPC” are trademarks of Comverge, Inc.

For Comverge Investors:

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, including Comverge’s expectations regarding the amount of revenue and the amount of megawatts that will be generated by certain long-term contracts and certain assumptions upon which such forward-looking statements are in part based. The forward-looking statements in this release do not constitute guarantees of future performance. Those statements involve a number of factors that could cause actual results to differ materially, including risks associated with the company’s business involving the company’s products, their development and distribution, economic and competitive factors and the company’s key strategic relationships, and other risks more fully described our Quarterly Report on Form 10-Q for the three months ended March 31, 2007, and our registration statement on Form S-1 filed with the Securities and Exchange Commission on April 12, 2007. Comverge assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

Regulation G Disclosure - Non-GAAP Financial Information

Non-GAAP financial measures are based upon our unaudited consolidated statements of operations for the periods shown, giving effect to the adjustments shown in the reconciliations set forth below. This presentation is not in accordance with, or an alternative for, U.S. generally accepted accounting principles (GAAP). The non-GAAP financial information presented herein should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. However, Comverge believes that non-GAAP reporting, giving effect to the adjustments shown in the reconciliation below, provides meaningful information and therefore uses it to supplement its GAAP reporting and internally in evaluating operations, managing and benchmarking performance. Comverge has chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of operating results, to illustrate the results of operations giving effect to the non-GAAP adjustments shown in the reconciliations below, to provide an additional measure of performance.

Use of non-GAAP financial measures is subject to inherent limitations because they do not include all the expenses that must be included under GAAP and because they involve the exercise of judgment of which charges should be properly excluded from the non-GAAP financial measure. Management accounts for these limitations by not relying exclusively on non-GAAP financial measures, but only using such information to supplement GAAP financial measures. Our non-GAAP financial measures may be different from such measures used by other companies.

Contact

At Comverge, Michael Picchi, Chief Financial Officer, (770) 696-7660, invest@comverge.com

Media Contact:

Chris Neff, Director of Marketing, (973) 947-6064, cneff@comverge.com

SCHEDULE 1

COMVERGE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2007	2006
Revenue
Product	$4,079	$4,534
Service	1,656	1,333

Total revenue	5,735	5,867

Cost of revenue
Product	2,777	3,077
Service	817	159

Total cost of revenue	3,594	3,236

Gross profit	2,141	2,631
Operating expenses
General and administrative expenses	4,245	3,165
Marketing and selling expenses	1,899	1,961
Research and development expenses	273	213

Operating loss	(4,276)	(2,708)
Interest and other expense, net	232	75

Loss before income taxes	(4,508)	(2,783)
Provision for income taxes	7	—

Net loss	$(4,515)	$(2,783)

Net loss per share
Basic and diluted	$(1.25)	$(0.89)

Weighted average number of shares used in computation	3,602,912	3,140,453

Pro forma net loss per share
Basic and diluted	$(0.37)	$(0.24)

Weighted average number of shares used in computation	12,191,962	11,729,503

SCHEDULE 2

COMVERGE, INC.

SEGMENT INFORMATION

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2007	2006
Revenue:
Smart Grid Solutions Group	$4,912	$5,702
Alternative Energy Resources Group	823	165

Total Revenue	$5,735	$5,867

Cost of Revenue:
Smart Grid Solutions Group	3,068	3,225
Alternative Energy Resources Group	526	11

Total Cost of Revenue	$3,594	$3,236

Gross Profit:
Smart Grid Solutions Group	1,844	2,477
Alternative Energy Resources Group	297	154

Total Gross Profit	$2,141	$2,631

SCHEDULE 3

COMVERGE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	As of		Pro Forma Stockholders Equity as of March 31, 2007(1)
	December 31, 2006	March 31, 2007
Assets
Current assets
Cash and cash equivalents	$3,774	$618
Accounts receivable, net	5,736	7,044
Inventory, net	1,348	1,237
Deferred cost	2,228	3,708
Other current assets	2,419	3,445

Total current assets	15,505	16,052

Property and equipment, net	12,405	12,385
Goodwill and other intangible assets, net	694	671
Other assets	232	1,466
Total assets	$28,836	$30,574

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$3,046	$2,633
Deferred revenue	6,092	9,784
Accrued expenses	4,369	4,623
Other current liabilities	914	1,462
Short-term debt	—	1,000

Total current liabilities	14,421	19,502

Long-term liabilities
Long-term debt	5,000	5,831
Other liabilities	1,016	1,078

Total long-term liabilities	6,016	6,909

Stockholders’ equity
Convertible preferred stock
Series A	21,438	21,438	$—
Series B	13,568	13,568	—
Series C	5,411	5,411	—
Series A-2	100	100	—
Common stock	3	4	13
Additional paid-in capital	20,099	20,377	60,885
Accumulated deficit	(52,220)	(56,735)	(56,735)

Total stockholder’s equity	8,399	4,163	4,163

Total liabilities and stockholder’s equity	$28,836	$30,574

(1)	Pro Forma reflects the conversion of all preferred stock into common stock as of March 31, 2007.

SCHEDULE 4

COMVERGE, INC.

RECONCILIATION OF PRO FORMA TO GAAP EARNINGS PER SHARE

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended
	March 31,
	2007	2006
Net loss	$(4,515)	(2,783)
Weighted average number of shares used in computation of basic and diluted earnings per share	3,602,912	3,140,453

GAAP basic and diluted earnings per share	$(1.25)	$(0.89)

Weighted average number of shares used in computation of basic and diluted earnings per share	3,602,912	3,140,453
Conversion of all preferred shares into common shares	8,589,050	8,589,050

Total pro forma shares giving effect to the initial public and related conversions	12,191,962	11,729,503

Pro forma basic and diluted earnings per share	$(0.37)	$(0.24)

Pro forma earnings per share have been adjusted for the three months ended March 31, 2007 and March 31, 2006, to give effect to the Company's conversion, on a one-for-one basis, of all the outstanding shares of the Company's convertible preferred shares as of the beginning of the period presented. The Company believes the pro forma earnings per share presentation represents a meaningful basis for the comparison of its current results to results during fiscal periods occurring prior to the Company's initial public offering.

SCHEDULE 5

COMVERGE, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO THE

MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURE

(In thousands)

(Unaudited)

	Three months Ended
	March 31,
	2007	2006
Net loss	$(4,515)	$(2,783)
Depreciation and amortization	141	114
Interest expense, net	229	81
Provision for income taxes	7	0

EBITDA	$(4,138)	$(2,588)

Non-cash stock compensation expense	125	10

Adjusted EBITDA	$(4,013)	$(2,578)

See "Non-GAAP Financial Information" earlier in this earnings press release for information on the use of this Non-GAAP financial measure